AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 18 day of July, 1997, by and between CHURCHILL FORGE, INC., a Massachusetts corporation ("Purchaser"), and DEER OAKS LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Seven Million Four Hundred Twenty Five Thousand and No/100 Dollars ($7,425,000.00) (the "Purchase Price"), that certain property commonly known as the Deer Oaks Apartments, San Antonio, Texas legally described on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by First American Title Insurance Company (the "Title Issuer") dated July 1, 1997 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes, association assessment, special district taxes and related charges, if any, not yet due and payable; (c) matters shown on the "Survey" (hereinafter defined); (d) matters caused by the actions of Purchaser; (e) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 1 through 6, inclusive and 9 (a) through (g) and, in Schedule C, Number 6, to the extent that same effect the Property (and provided 9(a) is revised to indicate that tenants on the property have rights as tenants only under recorded or unrecorded leases); and (f) those Leases set forth in the Rent Roll (hereinafter defined) delivered pursuant to the provisions of Paragraph 7.1 that have not expired or been sooner terminated as of the date of Closing and any additional tenant leases entered into after the date of the Rent Roll in accordance with the provisions of this Agreement, all as tenants only. All other exceptions to title shall be referred to as "Unpermitted Exceptions".
The Title Commitment shall be conclusive evidence of good title as therein
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shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On or before the Closing Date, Title Insurer shall deliver to Purchaser, at Seller's sole cost and expense, a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy").

     3.2. Purchaser has received a survey of the Property prepared by Macina _ Bose _ Copeland and Associates, Inc. dated March 14, 1997 (the "Survey"). Seller shall cause an updated survey (the "Updated Survey") to be delivered to Purchaser within fifteen (15) business days after full execution and delivery of this Agreement. Purchaser hereby acknowledges that all matters disclosed by the Survey are acceptable to Purchaser.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Paragraph 3.1, Seller shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction. Notwithstanding the preceding sentence, Purchaser shall pay for all costs in connection with any lender's policy issued in connection with the closing and the recording of any documents in connection with Purchaser's financing on the Property, if any.

     4.2. Through a credit to Seller on the Closing Statement (as hereinafter defined), Purchaser shall pay the costs of any prepayment penalties or yield maintenance amounts incurred by Seller in connection with the payoff of Seller's existing loan on the Property as of the Closing Date.

5.   CONDITION OF TITLE.

     5.1. If, prior to Closing, a date-down to the Title Commitment or the Updated Survey discloses an Unpermitted Exception (other than the current financing secured by the Property described in the Title Commitment as Schedule C, item 5, which will be released at Closing), Seller shall have thirty (30) days from the date of the date-down to the Title Commitment at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. If Seller's expense to bond over, cure and/or remove any Unpermitted Exceptions from the Title Commitment will, in the aggregate, exceed $25,000, Seller shall notify Purchaser in writing within ten (10) days of receiving knowledge of such Unpermitted Exceptions, whether Seller intends to seek to bond over, cure
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and/or remove such Unpermitted Exceptions from the Title Commitment.  In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence then this Agreement shall terminate unless Purchaser gives Seller written notice within five (5) days after the expiration of said thirty (30) day period that Purchaser waives such Unpermitted Exceptions. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed ("Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions of Section 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of an insured damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible . Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith) or an uninsured casualty, then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in
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Paragraph 7.1.  In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller covenants to keep in place full replacement cost casualty insurance on the Property from the date hereof through the Closing.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impairs the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease, except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on the date hereto and ending at 5:00 p.m. Chicago time on August 4, 1997 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at
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any reasonable time and upon reasonable prior notice to Seller, to inspect the
Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1996 operating statements and year-to-date 1997 operating statements (to the extent available).

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion. Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not given by Purchaser pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection
Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1.

     7.2. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing
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Date.  Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of The Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 8a. shall survive the Closing and the delivery of the Deed and termination of this Agreement.
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     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

8. CLOSING. The closing of this transaction (the "Closing") shall be on August 29, 1997 (the "Closing Date"), at the office of Title Insurer, San Antonio, Texas at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Texas, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

9.   CLOSING DOCUMENTS.

     9.1. On the Closing Date, Seller and Purchaser shall execute and deliver a joint closing statement (the "Closing Statement"). In addition, Purchaser shall deliver the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G);

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit H);

          9.2.5. non-foreign affidavit (in the form of Exhibit I attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession;

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.8.  possession of the Property to Purchaser;

          9.2.9.  evidence of the termination of the management agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit J); and

          9.2.11.  an updated rent roll.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN
BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $25,000 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (i) SELLER'S REFUSAL TO DELIVER THE CLOSING DOCUMENTS DESCRIBED IN PARAGRAPH
9.2 ABOVE, (ii) SELLER'S FAILURE TO EXPEND UP TO $25,000, IF SELLER IS ABLE TO BOND OVER, CURE OR REMOVE AN UNPERMITTED EXCEPTION AT A COST NOT TO EXCEED $25,000, (iii) SELLER'S FAILURE TO ASSIGN AND TRANSFER SELLER'S RIGHT, TITLE
AND INTEREST IN AND TO ALL INSURANCE PROCEEDS PAID OR PAYABLE TO SELLER AND PAY TO PURCHASER AT CLOSING THE AMOUNT OF SELLER'S INSURANCE DEDUCTIBLE, IF SO
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REQUIRED PURSUANT TO THE TERMS OF PARAGRAPH 6.1 ABOVE, (iv) SELLER'S FAILURE TO
ASSIGN TO PURCHASER ALL OF SELLER'S RIGHT TITLE AND INTEREST IN AND TO ANY
AWARD MADE IN CONNECTION WITH A CONDEMNATION OR EMINENT DOMAIN PROCEEDING, IF
SO REQUIRED PURSUANT TO PARAGRAPH 6.2.2 AND 6.3 ABOVE, OR (v) SELLER'S FAILURE TO PRORATE THE ITEMS SET FORTH IN PARAGRAPH 12.1 BELOW, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); security deposits which are refundable under the leases regardless of the effect of Seller's bankruptcy or any foreclosure may have on such security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; operating expenses; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 p.m. on the later of the Closing Date or the actual date of the closing of this transaction ("Proration Date"), and credited to the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 12.2 below.

     12.2. All basic rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for any period prior to and including the Closing Date shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay to Seller an amount equal to the amount such Post-Closing Receipt exceeds the amount currently due by the tenant paying such Post-Closing Receipt under its lease. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder provided, however, that Purchaser shall not be required to instigate litigation to collect Post-Closing Receipts. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding anything contained herein to the contrary, Purchaser shall have the right to assign its interest in this Agreement without the prior written consent of Seller to an entity in which Purchaser, Frank Resnek and Gerald Rosen, either together, or individually, own(s) a controlling interest and such assignee assumes all of Purchaser's obligations under this Agreement without releasing Purchaser of any of its liability hereunder.

15. BROKER. The parties hereto acknowledge that Insignia Mortgage & Investment Company ("Broker") is the only real estate broker involved in this transaction. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only upon the Closing of the transaction contemplated herein.
Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims (except a claim from the Broker), including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel.
Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller (including Broker) any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel. The provisions of this Paragraph 15 will survive the Closing and the delivery of the Deed.

16.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     16.1. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Michael Becker (Managing Director of Asset Management for The Balcor Company) (hereinafter "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall not survive Closing: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property other than as disclosed on Exhibit K hereto (the "Disclosed Litigation"); (ii) Seller has the power to execute this Agreement and consummate the transactions contemplated herein; and (iii) the rent rolls which Seller has submitted to the Purchaser and updated as of the Closing Date are accurate.

     16.3. Seller covenants that as of the Closing Date, all apartments at the Property which have been vacant for more than fourteen (14) days immediately preceding the Closing Date ("14-Day Apartments") shall be cleaned and painted after the date such apartment has been vacated. Purchaser shall receive as its sole and exclusive remedy under this Paragraph 16.3, a credit against the Purchase Price of One hundred Fifty and No/100 Dollars ($150.00) for each 14-day Apartment which has not been painted and cleaned since such apartment has been vacated.

17. LIMITATION OF LIABILITY. Neither Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered, facsimile delivered or given or made by overnight courier such as Federal Express or made by United States registered or certified mail addressed as follows:

          TO SELLER:     c/o The Balcor Company
                         Bannockburn Lake Office Complex
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  Ilona Adams

     with copies to:     The Balcor Company
                         Bannockburn Lake Office Complex
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  Jerry Ogle, Esq.
                         (847) 267-1600
                         (847) 317-4462 (FAX)
             and to:     Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois  60661-3693
                         Attention:  Daniel J. Perlman, Esq.
                         (312) 902-5532
                         (312) 902-1061 (FAX)

       TO PURCHASER:     Churchill Forge, Inc.
                         57 Wells Avenue
                         Newton, Massachusetts  02159
                         Attention:  Frank Resnek
                         (800) 843-4310
                         (617) 244-7112 (FAX)

    and one copy to:     Graves, Dougherty, Hearon & Moody
                         515 Congress Avenue
                         Suite 2300
                         P.O. Box 98
                         Austin, Texas 78701
                         Attention:     Rick Triplett, Esq.
                                        Rebecca Smit, Esq.
                         (512) 480-5600
                         (512) 478-1976 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, on the same day if sent by facsimile transmission prior to 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Texas, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. SERVICE CONTRACTS. Attached hereto as Exhibit L is a list of service contracts affecting the Property. Seller shall assign the service contracts to Purchaser at Closing, and Purchaser shall assume responsibility and obligations under the service contracts. Seller agrees not to enter into any other service contracts affecting the Property. Seller agrees to terminate any and all management agreements affecting the Property as of the Closing Date.

26. CONSIDERATION. On or before the execution of this Agreement, Purchaser shall deliver to Seller One Hundred And No/100 Dollars ($100.00) cash (the "Independent Contract Consideration"), which amount has been bargained for and agreed to as consideration for Purchaser's right to purchase the Property pursuant to this Agreement and for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

27. WAIVER OF DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT. To the extent permitted by law, Purchaser hereby waives the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act, Chapter 17, subchapter E
Section 17.41 through 17.63, inclusive, Vernon's Texas Code Annotated, Business and Commerce Code. In order to evidence this ability to grant such waiver, Purchaser hereby represents and warrants to Seller that Purchaser (i) is represented by legal counsel in the purchase of the Property and (ii) is not in a significantly disparate bargaining position in relation to the Seller.

                           [EXECUTION PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.


                              PURCHASER:

                              CHURCHILL FORGE, INC., a Massachusetts
                              corporation


                              By:   /s/ Frank M. Resnek
                                   ---------------------------------
                              Its:      President
                                   ---------------------------------


                              SELLER:

                              DEER OAKS LIMITED PARTNERSHIP, an Illinois limited partnership

                              By: Deer Oaks, Inc., an Illinois corporation, its general partner

                                   By:   /s/ Michael J. Becker
                                        -----------------------------------
                                   Name:     Michael J. Becker
                                        -----------------------------------
                                   Its:      Managing Director
                                        -----------------------------------

                                   Deer Oaks Apartments, San Antonio, Texas

Insignia Mortgage and Investment Company ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                                   Insignia Mortgage & Investment Company



                                   By:
                                        -----------------------------------

                                   Exhibits


A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Assignment and Assumption of Leases and Security Deposits

I    -    Non-Foreign Affidavit

J    -    Notice to Tenants

K    -    Disclosed Litigation

L    -    Service Contracts

July 21, 1997

VIA FEDERAL EXPRESS

Rebecca Smit, Esq.
Graves, Dougherty, Hearon & Moody
515 Congress Avenue
Suite 2300
Austin, Texas  78701-3587

     Re:  Deer Oaks Apartments, San Antonio, Texas

Dear Rebecca:

     In connection with the above-referenced property, I have enclosed one fully executed Agreement of Sale. The Seller's execution and delivery of the Agreement of Sale is conditioned upon the following minor revisions:

     1. I have changed the reference in Paragraph 3 of the Escrow Agreement (all three copies of which I am forwarding to the Escrow Agent for execution) to reflect that the Affidavit of Seller's Default is Schedule 2, not Schedule 3;

     2. The words "in accordance with the provisions of this Agreement" have been deleted from the fourteenth and fifteenth lines of Paragraph 3.1 of the Agreement as there are no other provisions relating to additional leasing and thus the language is superfluous;

     3.  The current reference to Paragraph 8a in the last line of Paragraph
7.2 has been revised to reflect the proper paragraph number (7.2); and

     4. I have added language to Section 9.2.6 of the Agreement to reflect that the items set forth in that section will be delivered at the Property (saving us from having to send piles of lease documents to the Closing).

     If the changes set forth above meet with your and your client's approval, please execute the acknowledgment block below and return a copy of this letter to me via facsimile with an original to follow via overnight courier. Please also ask you client to wire the Earnest Money at his earliest convenience on Tuesday.

     Please feel free to call me if you have any comments or questions.

                              Very truly yours,

                               /s/ Stephen J. Levy
                              ----------------------------------
                                   Stephen J. Levy

SJL/289421
Encl.

cc:  Mr. Phillip A. Schechter (via facsimile w/o enclosure)
     Daniel J. Perlman, Esq.  (w/o encl.)


AGREED TO AND ACKNOWLEDGED THIS
22nd DAY OF JULY, 1997

By:   /s/ Rebecca Smit
     -----------------------------------------
Name:     Rebecca Smit
     -----------------------------------------
Its.      Attorney for Churchill Forge, Inc.
     -----------------------------------------